Exhibit 10.1

THURSDAY, JULY 22, 2021

28 Engelhard Drive Monroe Township, NJ 08831

Tel: 609-730-0400 - Fax: 609-730-0404

Dear Joseph

Congratulations, Ocean Power Technologies, Inc. (“OPT” or the “Company”) is very pleased to offer you a position as a Full-Time employee,

OPT hereby offers to you the full-time position of Principle Accounting Officer and Treasurer reporting to Philipp Stratmann. As part of our employment process, we require the completion of a pre- employment background check and drug screenings. This offer is contingent on verification of the information you provided. Employment as a result of your acceptance of this offer will commence on the successful completion of the preceding and you’re reporting to assume your new duties on the agreed upon start date.

Please note that the company reserves the right to withdraw this offer of employment if we have not received your formal acceptance within 5 days.

Compensation for your services, subject to the terms of this letter, shall be an annual salary of$ 190,000 to be paid twice monthly in accordance with OPT’s payroll practices, for as long as you are employed or until a change is made by OPT. Your first day of work will be September 23, 2021 (“Start Date”). You will be eligible for consideration of an annual bonus award of 25% (target) of your annualized pay, based on your performance and that of the Company, which will be prorated in the first year based on your Start Date.

In addition to the compensation stated in this offer, during your employment you may be entitled to participate in all employee benefit plans and programs now or in the future maintained by OPT, so long as you meet any applicable eligibility requirements. Your eligible start date for Medical, Dental and Vision will start on your first day of employment. The 401k plan will begin 30 days after hire date and company match (3% of annual salary) will begin after one year of employment. You also will receive vacation time to be accrued in accordance with OPT’s policies. During your first and subsequent years, you will be eligible to accrue up to 4 weeks of vacation time per year. Under OPT’s current policy, after every 4 years of consecutive eligible service, the vacation entitlement will be increased by one week until a maximum of four weeks’ vacation is earned. In addition, you will be permitted to use up to five paid sick days. You will also receive a total of ten holidays with pay, each year. (7 company holidays and 3 floating holidays).

You shall be expected to work during OPT’s normal operating hours. Payments to you shall be less all amounts required to be withheld by Federal, State and all applicable income tax laws, regulations and rulings.

By accepting this offer, you recognize and acknowledge that you may have access to certain ideas, processes, strategies, trade secrets, methods of operation or other non-public information (“Confidential Information”) of OPT and that all such information constitutes valuable, special and unique property of OPT. You agree that you will not, without the prior written consent of OPT, disclose or authorize or permit anyone under your direction to disclose to anyone not properly entitled thereto any such Confidential Information relative to the business, technology, operations, financial condition or services of OPT or any subsidiary. Accordingly, as part of your acceptance of this offer, you agree to execute and be bound by the attached Proprietary Information, Restrictive Covenant and Inventions Agreement (Agreement).

By accepting this offer, you further represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with OPT and carrying out your responsibilities to the Company or which in any way otherwise interferes with or is in conflict with such employment.

This letter and the Agreement attached constitute the entire offer to you and, if you accept, they shall constitute the entire agreement and shall be governed by the laws of the state of New Jersey. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter OPT’s policy of employment at-will, under which both you and OPT remain free to terminate the employment relationship at any time, with or without notice and with or without cause.

If you agree to the terms of this offer, please sign and date below, as well as on the attached Agreement and return the originals to me. This offer is valid through 5pm ET, September 21, 2021 Should you have any questions concerning this offer, or any other question about the Company and this position, please contact me. We are very excited to have you join the team at OPT!

Sincerely,

Michele Burke

HR Manager

I have read and understand this letter. The foregoing correctly sets forth the terms of my employment with OPT Signed: /s/ Joseph DiPietro

Dated: September 21, 2021

Offer Letter Acceptance

I have read and accept this offer of employment:

/s/ Joseph DiPietro	September 21, 2021
Joseph Dipietro	Date